Exhibit 16.2

Commercial in confidence

Our ref: CJW/Smartkem U.S Securities and Exchange Commission Office of the Chief Accountant 100 F Street N.E. Washington, D.C. 20549	Grant Thornton UK LLP 4 Hardman Square Spinningfields Manchester M3 3EB T +44 (0)161 953 6900 F +44 (0)161 953 6901

23 February 2021

Dear Sirs

Re: Smartkem Limited

File No. 000-56036

We have read Item 4.01 of Form 8-K of SmartKem, Inc.dated 23 February 2021 and agree with the statements concerning our Firm contained therein.

Yours sincerely

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

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